EXHIBIT 3(a)
                          RESTATED
                  ARTICLES OF INCORPORATION
                             OF
                MODINE MANUFACTURING COMPANY
                       (July 17, 1969)

                    (As Amended 7-20-77)
                    (As Amended 2-18-81)
                    (As Amended 7-20-83)
                    (As Amended 7-18-84)
                    (As Amended 7-17-85)
                    (As Amended 7-16-86)
                    (As Amended 7-19-89)
                    (As Amended 7-20-94)



                          ARTICLE I

     The name of this Corporation shall be:

               "MODINE MANUFACTURING COMPANY."


                         ARTICLE II

     The period of existence of this Corporation shall be perpetual.


                           ARTICLE III

     The purpose or purposes for which this Corporation is organized is to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law. In particular, but without limitation thereto by reason of such enumeration, this Corporation may and shall have as its powers, objects and purposes to manufacture, buy, sell, deal in, engage in, conduct and carry on the business of manufacturing of all kinds of goods, wares, products, com-modities, supplies and merchandise of every description; and to acquire, own, use, convey, pledge, lease, exchange, sell, mortgage, encumber and otherwise dispose of real and personal property, improvements or chattels, real, tangible and intangible property, property of mixed characteristics, patents, franchises, privileges, and rights of any and all kinds and wheresoever situated.

     The Corporation, by action of the Board of Directors, shall have power to borrow funds and issue evidences of indebtedness of any and all kinds therefor, to secure the same, and to issue bonds, debentures, or other obligations, either non-convertible or convertible into the Corporation's Capital Stock, and upon such terms as may be fixed by the Board of Directors prior to the issue of such bonds, debentures or other
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obligations.  The Corporation, by action of the Board of
Directors, shall have the right to purchase, take, receive, or otherwise acquire, hold, own, pledge, transfer, or otherwise dispose of its own shares of Corporation stock provided that no such acquisition, directly or indirectly, of its own shares for a consideration other than its own shares of equal or subordinate rank shall be made unless either (a) the net assets of the Corporation remaining after such acquisition would be not less than the aggregate preferential amount payable in the event of voluntary liquidation to the holders of shares having preferential rights to assets of the Corporation in the event of liquidation, and at the time of such acquisition the Corporation is not and would not thereby be rendered insolvent; or (b) the Corporation has at the time of such acquisition unreserved and unrestricted earned surplus (as such terms are defined by Wisconsin Business
Corporation Law) equal to the cost of such shares.


                         ARTICLE IV

     The aggregate number of shares of Capital Stock which the Corporation shall have authority to issue is ninety-six million (96,000,000) shares, of which eighty million
(80,000,000) shares shall be shares of Common Stock
(hereinafter called "Common Stock") of the par value of Sixty-two and one/half cents ($0.625) per share, and sixteen million (16,000,000) shares shall be shares of Preferred Stock (hereinafter called "Preferred Stock") of the par value of Two and one/half Cents ($0.025) per share.

     Shares of Preferred Stock may be divided into and issued in series, from time to time, with each such series to be so designated as to distinguish the shares thereof from the shares of all other series of Preferred
Stock. All shares of Preferred Stock shall be identical except as to the following rights and preferences, as to which there may be variations between different series:
The rate of dividend, the price at and the terms and conditions on which shares of Preferred Stock may be redeemed; the amount payable upon shares of Preferred
Stock in event of voluntary or involuntary liquidation;
sinking fund provisions for redemption or purchase of shares of Preferred Stock; and the terms and conditions on which shares of Preferred Stock may be converted into other series or classes of capital stock, if the shares of any series of Preferred Stock are issued with the privilege of conversion. Each such series of Preferred
Stock shall have such designations, preferences, limitations and relative rights as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of Preferred Stock adopted by the Board of Directors of the Corporation, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such
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resolution or resolutions as they may deem advisable
thereon.

     The holders of shares of the Preferred Stock of each series shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the rates fixed by the Board of Directors for such series, and no more, before any dividends, other than dividends payable in Common Stock, shall be declared and paid, or set apart for payment, on the Common Stock with respect to the same dividend period.

     Whenever, at any time, dividends on the then outstanding Preferred Stock as may be required with respect to any series outstanding shall have been paid or declared and set apart for payment on the then outstanding Preferred Stock, the Board of Directors may, subject to the provisions of the resolution or resolutions creating any series of Preferred Stock, declare and pay dividends on the Common Stock, and the holders of shares of Preferred Stock shall not be entitled to share therein.

     The holders of shares of the Preferred Stock of each series shall be entitled upon liquidation or dissolution or upon the distribution of the assets of the Corporation to such preference as provided in the resolution or resolutions creating such series of Preferred Stock, and no more, before any distribution of the assets of the Corporation shall be made to the holders of the shares of the Common Stock. Whenever the holders of shares of Preferred Stock shall have been paid the full amounts to which they shall be entitled, the holders of shares of the Common Stock shall be entitled to share ratably in all assets of the Corporation remaining.

     At all meetings of the shareholders of the Corporation, the holders of shares of the Common Stock and of the Preferred Stock of the Corporation shall be entitled to one vote for each share of Capital Stock held by them. The holders of shares of the Preferred
Stock shall have such right to vote as a class as may be provided by the Wisconsin Business Corporation Law and as may be provided in the resolution or resolutions creating such series of Preferred Stock.

     No holder of shares of Capital Stock of this Corporation shall have any pre-emptive, preferential or other right to subscribe for or purchase any part of the unissued Capital Stock or Capital Stock of this Corporation held in the Corporate Treasury, whether now or hereafter authorized, or of other securities of this Corporation of any type or class which are convertible into Capital Stock of this Corporation excepting as the Preferred Stock hereinabove provided may be convertible into shares of the Common Stock of this Corporation.

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                          ARTICLE V

     The Board of Directors of this Corporation shall consist of such number of members as the By-Laws may provide, but not less than seven (7) members, divided into three (3) classes, (divided as evenly in number as possible) with not more than one class of Directors to be elected at each annual meeting of shareholders, excluding election to fill vacancies.


                         ARTICLE VI

     The address of the registered office of this Corporation at the time of the adoption of these Restated Articles of Incorporation is 1500 DeKoven
Avenue, Racine, Wisconsin 53401, and the name of its registered agent at such address is W. E. Pavlick.)


                         ARTICLE VII

     Vote Required for Certain Business Combinations

Section A.  Higher Vote for Certain Business Combinations.

     Except as set forth in Section (B) of this Article VII,

     (1)  the affirmative vote required by the
          Wisconsin Business Corporation Law, Chapter
          180 of the Wisconsin Statutes, of at least two-thirds of the outstanding shares of all classes of stock of the corporation generally possessing voting rights in elections for directors, considered for this purpose as one class, shall be required for

          (a)  the merger or consolidation of
               the corporation with or into any
               Interested Person or any Affiliate or
               Associate of any Interested Person (as
               hereinafter defined); or

          (b)  the sale, lease, exchange, or other
               disposition of all or substantially
               all the property and assets of the
               corporation to or with any Interested
               Person or any Affiliate or Associate of
               any Interested Person; or

          (c)  the acquisition by the corporation of
               all or substantially all the assets of
               any Interested Person or any Affiliate
               or Associate of any Interested Person
               other than in the ordinary course of
               business; or

          (d)  the reclassification of the shares of
               stock of the corporation generally
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               possessing voting rights in elections
               of directors, the purchase by the
               corporation of such shares, or the
               issuance by the corporation of such
               shares or any securities convertible
               thereto or exchangeable therefor which
               in any such case has the effect,
               directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation which are directly or indirectly owned by any Interested Person; and

     (2)  notwithstanding the provisions of (1),
          above, if the aggregate amount of the cash and the fair market value of the consideration other than cash (as provided in Section
          (C)(7)) to be received per share by the
          holders of the Common Stock of the corporation in any transaction described in (1), above, is less than the highest of

          (a)  the highest price per share, (including
               any brokerage commissions, transfer taxes and soliciting dealer's fees) paid or agreed to be paid by any Interested Person to acquire beneficial ownership of any shares of such Common Stock (with appropriate adjustments for recapitalizations, and for stock splits, stock dividends and like distributions), or

          (b) the per share book value of such Common Stock at the end of the fiscal quarter immediately preceding the record date for the determination of stockholders entitled to vote on or consent to such transaction, or

          (c) the fair market value per share of Common Stock on the date of the first public announcement of the proposed transaction (the "Announcement Date") or the date on which the Interested Person becomes an Interested Person (the "Determination Date") (whichever is higher), then both the affirmative vote required by (1), above, and the affirmative vote or consent of the holders of not less than two-thirds of the Non-
          Interested Outstanding Shares (as hereinafter defined) of stock of the corporation entitled to vote in elections for directors, voting as one class for purposes of this Article VII, shall be required to adopt, approve or authorize any such transaction.

Section B.  When Higher Vote Not Required.

     The provisions of Section (A)(2) of this Article
     VII shall not be applicable to any of the
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     transactions specified herein if such transaction
     is approved by a resolution adopted by the majority vote of the Board of Directors. If the Board of Directors so approves any such transaction which, under the Business Corporation Law, Chapter 180 of the Wisconsin Statutes, in addition requires the approval of the shareholders, such transaction may be effected upon receiving the affirmative vote of at least two-thirds of the outstanding shares of all classes of stock generally possessing voting rights in elections for directors, considered for this purpose as one class, it being the intention of the corporation in these circumstances to elect expressly the affirmative voting requirements of the Wisconsin Business Corporation Law.

Section C.  Definitions.

     For purposes of this Article VII

     (1) an "Interested Person" is any individual, partnership, corporation or other entity which as of the record date for the determination of shareholders entitled to notice of and to vote on or consent to the adoption, authorization, or approval of any transaction referred to in this Article VII is, or at any time within the preceding twelve months has been, the Beneficial Owner (as hereinafter defined) of 5 percent or more of the outstanding shares of stock of the corporation entitled to vote in elections for directors;

     (2) an "Interested Person" shall be deemed to be the "Beneficial Owner" of shares of stock of the corporation

          (a)  which such Interested Person or
               any of its Affiliates or Associates (as
               such terms are hereinafter defined) owns, directly or indirectly, whether of record or not,

          (b)  which such Interested Person or any of
               its Affiliates or Associates has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or

          (c) which are beneficially owned, directly or indirectly, (including shares deemed owned through application of clauses (a) and (b) above) by any other individual, partnership, corporation or other entity with which such Interested Person or any of its Affiliates or Associates has any agreement, arrangement
               or understanding for the purpose of acquiring, holding, voting or disposing of stock of the corporation;
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     (3)  "Non-Interested Outstanding Shares" are
          the issued and outstanding shares of the corporation entitled to vote in elections for directors, other than any shares of which an Interested Person is the Beneficial Owner as of the record date for the determination of shareholders entitled to notices of and to vote on or consent to the adoption, authorization or approval of any transaction referred to in this Article VII;

     (4) an "Affiliate" of an Interested Person is any individual, partnership, corporation or other entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Interested Person; and

     (5)  an "Associate" of an Interested Person is

          (a)  any partnership, corporation or other
               entity of which such Interested Person
               is an officer or partner or is, directly or indirectly, the Beneficial Owner of 10 percent or more of any class of equity securities,

          (b)  any trust or estate in which such
               Interested Person has a substantial
               beneficial interest or as to which such
               Interested Person serves as trustee or in a similar capacity, or

          (c)  any relative or spouse of such Interested
               Person or any relative of such spouse, who has the same home as such Interested Person or who is a Director or Officer of such Interested Person or any corporation which controls or is controlled by such Interested
               Person.

     (6)  for purposes of determining whether an
          Interested Person is the Beneficial Owner of 5 percent or more of the outstanding shares of stock of the corporation entitled to vote in elections for directors, the outstanding shares of stock of the corporation shall include shares deemed owned through application of clauses (a), (b), or (c) of paragraph (C)(2), above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise.

     (7)  fair market value of consideration other
          than cash will be determined by the Board of
          Directors prior to submission of the proposed
          business combination to the shareholders.
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                       . . . . . . . .

     These Restated Articles of Incorporation together with the Amendments adopted July 18, 1984, July 17, 1985, July 16, 1986, July 19, 1989 and July 20, 1994 shall supersede and take the place of the theretofore existing Articles of Incorporation of this Corporation and any and all amendments thereto.

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